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                        UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                        SCHEDULE 13G
          Under the Securities Exchange Act of 1934
                (Amendment No. ___________)*

                   Miller Industries, Inc.

                      (Name of Issuer)

                        Common stock

               (Title of Class of Securities)

                        600548200000

                       (CUSIP Number)

                       August 29, 2000

   (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[  Rule 13d-
]  1(b)
[  Rule 13d-
x  1(c)
]
[  Rule 13d-
   1(d)
]
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 600548200000

 1. Names of Reporting Persons.
    I.R.S. Identification Nos. of above persons (entities only).
    Elizabeth Shuldiner Revocable Trust u/a 3/20/90 - 13-6944594
    ..........................................................................
    ..........................................................................
    ................

 2. Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)    ...................................................................
           ...................................................................
           ......................
    (b)    ...................................................................
           ...................................................................
           ......................

 3. SEC Use Only
    ..........................................................................
    ..................................................................

 4. Citizenship or Place of Organization: Elizabeth Shuldiner Revocable Trust u/a 3/20/90. - New York

Number of
Shares
Beneficial
ly
Owned by
Each
Reporting
Person
With
           5.    Sole Voting Power
                 Elizabeth Shuldiner Revocable Trust u/a 3/20/90 182,967

           6.    Shared Voting Power -0-

           7.    Sole Dispositive Power

                 Elizabeth Shuldiner Revocable Trust u/a 3/20/90 182,967

           8.    Shared Dispositive Power -0-

 9. Aggregate Amount Beneficially Owned by Each Reporting Person
    Elizabeth Shuldiner Revocable Trust u/a 3/20/90 182,967

 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
 .  Instructions).................................

 11 Percent of Class Represented by Amount in Row (11)
 .  ....6.13%.................................................................

 12 Type of Reporting Person (See Instructions)
 .

 ..............................................................................
 ..............................................................................
 .................................
 ............. Elizabeth Shuldiner Revocable Trust u/a 3/20/90
(OO)..........................................................................
 ...........
 ..............................................................................
 ..............................................................................
 ..........................
 ..............................................................................
 ..............................................................................
 ..........................


Item 1.
     (a)  Name of Issuer:  Miller Industries, Inc.
     (b)  Address of Issuer's Principal Executive Offices: 16295
        N.W. 13th Ave., Miami, FL
                   33169
Item 2.
     (a)  Name of Person Filing:  Elizabeth Shuldiner Revocable
        Trust u/a 3/20/90
     (b)  Address of Principal Business Office:  80 West 12th
        Street, New York, NY  10011
     (c)  Citizenship: US
     (d)  Title of Class of Securities: Common Stock
     (e)  CUSIP Number: 600548200000

Item If this statement is filed pursuant to 240.13d-1(b) or
3.   240.13d-2(b) or (c), check whether the person filing is a:
     N/A

Item Ownership.
4.
     (a)  Amount beneficially owned: 182,967.
     (b)  Percent of class: 6.13%.
     (c)  Number of shares as to which the person has:
          (i) Sole power to vote or to direct the vote: Elizabeth Shuldiner Revocable Trust u/a 3/20/90 182,967
          (ii)  Shared power to vote or to direct the vote:  0
          (iii  Sole power to dispose or to direct the disposition
        )     of:  Elizabeth Shuldiner Revocable Trust u/a
             3/20/90 182,967
          (iv) Shared power to dispose or to direct the disposition of: 0
Item Ownership of Five Percent or Less of a Class: N/A
5.

Item Ownership of More than Five Percent on Behalf of Another
6.   Person: N/A

Item Identification and Classification of the Subsidiary Which
7.   Acquired the Security Being Reported on By the Parent
    Holding Company:  N/A

Item Identification and Classification of Members of the Group:
8.   N/A

Item Notice of Dissolution of Group: N/A
9.

Item Certification
10.
              By signing below I certify that, to the best
             of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                          SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        ___________September 8,
       2000_____________________
                  Date
                 ____/s/ David
Shuldiner, Investment
Manager______________
Signature
 _________ David Shuldiner, Investment
        Manager _______________
               Name/Title